Kilpatrick Stockton LLP	Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309
November 28, 2000	Telephone No. 404-815-6500 Fax No. 404-815-6555

Southwest Georgia Financial Corporation
201 First Street, S.E.
Moultrie, Georgia 31768

                              Re:                Form S-8 Registration Statement

Gentlemen:

               We have acted as counsel for Southwest Georgia Financial Corporation, a Georgia corporation (the "Company"), in the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") relating to the Company's Stock Option Plan (the "Plan") and the proposed offer and sale of up to 150,000 shares of the Company's common stock, par value $1.00 per share the "Shares") pursuant thereto. In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

             On the basis of the foregoing, it is our opinion that the offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the plan, will be legally and validly issued, fully paid, and non-assessable.

             We hereby consent of the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

KILPATRICK STOCKTON LLP

/s/ Jan M. Davidson
Jan M. Davidson, a Partner